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                                                                    EXHIBIT 99.2

CONTACT: Peter A. Clemens
         Vice President and Chief Financial Officer
         (815-399-2060)

                              FOR IMMEDIATE RELEASE

                              HALSEY DRUG CO., INC.
             ANNOUNCES TERMINATION AND SETTLEMENT ON BROOKLYN LEASE

ROCKFORD, IL, March 22, 2000, Halsey Drug Co., Inc. (AMEX-HDG) today announced that it had successfully negotiated a lease termination agreement with its landlord for the Company's Brooklyn, New York manufacturing facility. Under this agreement, the Company is obligated to pay rent through August 31, 2000 but will, in exchange for a termination payment of $1,150,000, be able to cancel the remainder of the lease term which was to continue until December 31, 2005. The total base rent payments that would have been required from September 1, 2000 to December 31, 2005 were approximately $6,715,000. The agreement does allow the Company to continue to lease the facility beyond August 31, 2000 but requires the Company to vacate the premises no later than March 31, 2001.

Commenting on the agreement, Michael Reicher, President & CEO, stated that
"this completes a strategy begun two years ago when the Company determined, that in order to reduce operating costs, improve efficiencies and attract high caliber technical personnel, it was necessary to significantly improve its manufacturing facilities. The first step in this strategy was accomplished in March, 1999 when the Company leased the state of the art manufacturing facility in Congers, New York. The Company intends to move all of its existing activities from Brooklyn into the Congers facility or lease a limited amount of additional space in the Congers area".

The Company's formal decision to discontinue its Brooklyn operations was initiated in the fourth quarter with notification to its union. The total charge against earnings of approximately $3,220,000 resulting from eliminating the Brooklyn operation includes the lease termination payment of $1,150,000, a provision of $200,00 for plant repairs, the write-off of leasehold improvements of $1,778,000 and severance and other costs for terminated employees of $730,000 less deferred rent previously expensed of $638,000. This one time charge will be included in the Company's results for the fourth quarter of 1999.

The Settlement Agreement requires that the Company remit the termination payment no later than April 18, 2000. Although the Company is actively seeking sources of financing, no assurance can be given that the Company will satisfy the termination payment obligations.

Halsey Drug Company, Inc. together with its subsidiaries, is a manufacturer of generic drugs in solid and liquid dosage forms sold to distributors, wholesalers, drug store chains,

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institutions, government agencies and other pharmaceutical manufacturers nationwide, as well as a manufacturer of active pharmaceutical ingredients.

The statements in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward looking statements involve risk and uncertainties which may affect Halsey's business prospects, including economic, competitive, governmental, technological and other factors discussed in filings with the Securities and Exchange Commission.

This and past press releases for Halsey Drug C., Inc. are available at Halsey's web site at WWW.HALSEYDRUG.COM.